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                                        EXHIBIT 11

                      CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET INCOME PER COMMON SHARE

                  (dollars in thousands, except share and per share data)


                                                              Six Months Ended
                                     February 28, 1995                   February 28, 1994
                                  Primary      Fully Diluted           Primary      Fully Diluted
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Net income per common and common
  equivalent share:

Net income available to common
 shares                            $   20,320      $     20,320         $    11,395     $    11,395
Adjustments:
Assumed exercise of convertible
 debt                                    -               -                     -                420
Net income available to common
 and common equivalent shares     $    20,320      $    20,320          $    11,395     $    11,815
Shares:
Weighted average common shares
 outstanding                       17,989,360       17,989,360           14,853,711      14,853,711
Adjustments:
(1) Assumed exercise of convertible
  debt                                    -              -                     -          1,088,863
(2) Assumed exercise of incentive
  stock options                       283,554          284,648              227,018         238,419
(3) Assumed exercise of options        70,956           72,505              117,642         126,837
Weighted average common and common
 equivalent shares outstanding     18,343,870       18,346,513           15,198,371      16,307,830
Net income per common and common
 equivalent share                 $      1.11      $      1.11          $      0.75     $      0.72


                                                            Three Months Ended
Net income per common and common          February 28, 1995                   February 28, 1994
 equivalent share:                    Primary      Fully Diluted           Primary      Fully Diluted

Net income available to common
 shares                           $     9,988      $     9,988          $     5,741     $     5,741
Adjustments:
Assumed exercise of convertible
 debt                                    -               -                     -               -
Net income available to common
 and common equivalent shares     $     9,988      $     9,988          $     5,741     $     5,741
Shares:
Weighted average common shares
 outstanding                       19,497,647       19,497,647           15,948,785      15,948,785

Adjustments:
(1) Assumed exercise of convertible
  debt                                    -              -                     -               -
(2) Assumed exercise of incentive
  stock options                       267,771          269,182              246,360         246,360
(3) Assumed exercise of options        92,350           94,814              180,251         180,251
Weighted average common and common
 equivalent shares outstanding     19,857,768       19,861,643           16,375,396      16,375,396
Net income per common and common
 equivalent share                 $      0.50      $      0.50          $      0.35     $      0.35
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